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                                                                       EXHIBIT 2



                                   TRANSLATION



                                                           March 5, 2003



Securities Authority          Companies Registrar        Tel Aviv Stock Exchange
Kanfei Nesharim Street        P.O. Box 767               54 Ahad Ha'am Street
Jerusalem 95464               Jerusalem 91007            Tel Aviv




                Re: IMMEDIATE REPORT


The Industrial Development Bank of Israel, Ltd. ("the Bank") requests to advise that it was served today with the derivative suit which was filed by Lahava Chatamim Ltd. against eleven officers of the Bank and against the Bank itself, and about which reports were published in the newspapers during the last few days.

The amount of the suit is 409.5 million NIS and according to the claim in the suit this amount represents the damage which the sued officers caused the Bank by their negligence regarding credit given to various borrowers.


                                    Sincerely yours,

                                    Industrial Development Bank of Israel Ltd.

                                    M. Warzager, Adv.        M. Hashavia
                                    General Counsel          General Secretary